 Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Rigel Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity(3)	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	356,000	$1.26	$448,560.00	.00011020	$49.43
	Equity(4)	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	4,000,000	1.26	5,040,000.00	.00011020	555.41

	Total Offering Amounts							$--
	Total Fee Offsets							$--
		Net Fee Due						$604.84

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.26 per share, the average of the high and low prices of the Registrant’s Common Stock on July 25, 2023 as reported on the Nasdaq Global Select Market.

(3)	Represents shares of the Registrant’s Common Stock that were added to the Rigel Pharmaceuticals, Inc. Inducement Plan, as amended, pursuant to share reserve increases approved by the Registrant’s Board of Directors.

(4)	Represents shares of the Registrant’s Common Stock that were added to the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan, as amended, pursuant to a share reserve increase approved by the Registrant’s Board of Directors and the Registrant’s stockholders.